UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2006 (June 13, 2006)
SPHERIS INC.
(Exact name of registrant as specified in charter)

Delaware	333-132641	62-1805254
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

720 Cool Springs Boulevard, Suite 200
Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)
(615) 261-1500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Spheris Operations Inc., a wholly-owned subsidiary of Spheris Inc. (“Spheris”), entered into an Office Lease, dated as of June 13, 2006 (the “Lease”), with Ford Motor Land Development Corporation (“Ford”) under which Spheris will lease approximately 70,209 square feet of office space located at 9009 Carothers Parkway, Franklin, Tennessee, from Ford. The Lease will replace the office lease in Franklin, Tennessee for the current corporate headquarters of Spheris, which is scheduled to expire under its own terms on December 31, 2006. Spheris currently anticipates taking possession of a portion of the Lease premises during the fourth quarter of 2006, following completion of certain tenant improvements to the Lease premises.
The Lease has an initial term of 10 years, unless terminated earlier by either party pursuant to the terms of the Lease. Spheris has the option to renew the Lease for two additional terms of 5 years and to expand the leased premises in the event additional space becomes available in the office building.
The Lease provides for an initial annual base rent of $19.50 per square foot, which escalates annually thereafter at a rate of $0.50 per square foot throughout the term of the Lease. In addition to the base rent, the Lease also provides for the payment by Spheris of certain sales or use taxes imposed on the rents collected by Ford and, beginning on January 1, 2008, Spheris’ proportionate share of Ford’s increased annual operating expenses.
The foregoing summary of the Lease is qualified in its entirety by reference to the Office Lease filed as an exhibit to this Report.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
10.26 Office Lease dated as of June 13, 2006 between Ford Motor Land Development Corporation and Spheris Operations Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERIS INC.
	By:	/s/ Gregory T. Stevens
Gregory T. Stevens
Chief Administrative Officer and General Counsel
Date: June 16, 2006

EXHIBIT INDEX

No.	Exhibit
10.26	Office Lease dated as of June 13, 2006 between Ford Motor Land Development Corporation and Spheris Operations Inc.